EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A, Amendment No. 4 (File No. 333-226087) of Ammo, Inc. of our report dated February 25, 2019, with respect to the financial statements of SW Kenetics, Inc. as of October 5, 2018 and for the period August 3, 2018 (inception) to October 5, 2018, included in Ammo, Inc’s Form 8-K/A dated October 5, 2018.

/S/ KWCO, PC
KWCO, PC
Odessa, Texas 79762
August 30, 2019